Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-123853, 333-190919, 333-177141 and 333-177142) on Form S-8 and Registration Statements (Nos. 333-185316, 333-191009 and 333-207368) on Form S-3 of Pacific Mercantile Bancorp of our report dated March 11, 2019, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting that appear in this Annual Report on Form 10-K of Pacific Mercantile Bancorp for the year ended December 31, 2018.

/s/ RSM US LLP
Irvine, CA
March 11, 2019